Vestis Reports First Quarter 2026 Results and Reaffirms Fiscal 2026 Outlook

ATLANTA, GA, February 10, 2026 – Vestis Corporation (NYSE: VSTS), a leading provider of uniforms and workplace supplies, today announced its results for the first quarter ended January 2, 2026.

First Quarter 2026 Highlights

•Revenue of $663.4 million
•Operating Income of $16.6 million
•Net Loss of $6.4 million or $(0.05) per diluted share
•Adjusted Net Income* of $13.1 million or $0.10 per diluted share
•Adjusted EBITDA* of $70.4 million
•Cash Flow Provided by Operating Activities of $37.7 million, Free Cash Flow* of $28.3 million, and Adjusted Free Cash Flow* of $42.9 million
•Available liquidity of $316.7 million including $41.5 million Cash and Cash Equivalents on hand

Management Commentary

“Our first quarter results reflect a solid start to our fiscal 2026 and strong execution against our business transformation plan focused on unlocking operating leverage while elevating the customer experience,” said Jim Barber, President and CEO. “Based on our performance to date and initiatives underway, we are reaffirming our fiscal 2026 outlook and expect continued sequential improvements in quarterly Adjusted EBITDA throughout the year.”

“We have made meaningful progress advancing our operational excellence priorities,” continued Barber. “During the quarter we saw significant improvements in plant productivity, on-time deliveries and customer satisfaction. Moving forward, we are driving continued standardization across the network, strengthening service quality, and better aligning resources across our footprint where we are encouraged by the pace of improvement in service consistency.”

“Commercially, we are focused on improving revenue quality,” concluded Barber. “Momentum from progress to date, coupled with investment in new customer and product segmentation tools, is expected to drive increased profitability as we progress through the year.”

Strategic Business Transformation

During the first fiscal quarter of 2026, the Company launched a strategic business transformation plan (“the Plan”) designed to make the Company more customer focused, agile and efficient – while positioning it for long-term profitable growth. Once fully implemented, the Plan is expected to generate annual operating cost savings of at least $75 million by the end of fiscal 2026 and to enhance revenue. The Plan is on track and structured around three strategic priorities: Operational Excellence, Commercial Excellence and Asset & Network Optimization.

•Operational Excellence: During the first quarter, the Company executed on its initiative to reduce costs in our plant operations while improving service quality. These efforts resulted in a 7% improvement in plant productivity, a 3% improvement in on-time deliveries and a 12% reduction in customer complaints, when compared to the first quarter of 2025.
•Commercial Excellence: During the first quarter, the Company made progress in its implementation of critical decision support tools that will enable successful strategic execution and

*A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release.

improved revenue quality. These initiatives will lay the foundation to establish improved commercial engagement, a more favorable product sales mix, a strategic pricing model and better customer penetration.
•Asset & Network Optimization: During the first quarter, the Company undertook market studies and analyzed key inputs for network optimization as it strategically evaluates its network of assets and the growth opportunities within its markets. In addition, the Company is actively marketing several non-core properties for sale to optimize its asset footprint. The Company intends to use proceeds of non-core properties sold to repay debt.

First Quarter 2026 Financial Performance

Revenue for the fiscal first quarter totaled $663.4 million, a decrease of $20.4 million year over year or 3.0% on flat total volume as measured by pounds processed through our market centers. The decrease in revenue versus the prior year period reflects a $17.9 million decrease in rental revenue, a $2.7 million decrease in direct sales revenue and a $0.2 million positive impact of foreign exchange on currency related to our Canadian business. The decrease in revenue versus the prior year period also reflects a decrease in revenue per pound, driven by changes in product sales mix within the Company’s rental business, related to increases in certain workplace supplies products, such as linen, and attributable to commercial practices that were in place before our strategic business transformation but are no longer in effect.

Net loss for the fiscal first quarter totaled ($6.4) million or ($0.05) per diluted share, compared to net income of $0.8 million, or $0.01 per diluted share, during the first quarter of fiscal 2025, a decrease of $7.2 million. Net loss as a percentage of revenue, or net margin, was (1.0%) during the first quarter of fiscal 2026, compared to 0.1% in the prior year period.

Adjusted EBITDA* for the fiscal first quarter was $70.4 million, or 10.6% of revenue, compared to $81.2 million or 11.9% of revenue, in the first quarter of 2025. The decreases year over year are primarily attributable to a 2.8% decrease in revenue per pound, which was partially offset by improvements in operating expenses resulting from the Company’s strategic business transformation.

Net loss and Adjusted EBITDA* improved sequentially compared to the fourth quarter of fiscal 2025, when net loss was ($12.5) million or (1.8)% of revenue, and Adjusted EBITDA* was $64.7 million, or 9.1% of revenue. When compared to the fourth quarter of fiscal 2025, the improvements reflect the sequential improvement in cost per pound* and resulting operating leverage*, supported by the successful execution of the Company’s business transformation plan.

Cash Flow and Balance Sheet

Net cash provided by operating activities during the first quarter of fiscal 2026 was $37.7 million and Free Cash Flow* was $28.3 million. Net cash provided by operating activities during the first quarter of fiscal 2026 includes $14.6 million in non-recurring cash payments associated with the Company’s strategic business transformation plan. Excluding the impact of these payments, net cash provided by operating activities and Adjusted Free Cash Flow* increased by $48.5 million and $53.9 million, respectively, when compared to the first quarter of fiscal 2025. The increase in net cash provided by operating activities reflects a $12.7 million benefit from cash generated from working capital in the first quarter of fiscal 2026, a working capital improvement of $27.2 million when compared to the first quarter of fiscal 2025.

During the first quarter of 2026, we invested $9.4 million in property and equipment, the majority of which is related to investment in our plant operations, supporting the Company’s operational excellence initiatives.

As of January 2, 2026, Vestis had total cash and excess availability under its revolving credit facility of $316.7 million as compared to $313.3 million at the end of the first quarter of 2025.

Fiscal Year 2026 Outlook

*A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release.

Today, the Company reaffirmed its outlook for fiscal 2026. The Company continues to expect fiscal 2026 revenue to be between flat to down 2% and Adjusted EBITDA* to be in the range of $285 million and $315 million. Additionally, the Company expects fiscal 2026 Free Cash Flow* to be in the range of $50 million to $60 million.

For fiscal 2026, the Company expects that Adjusted EBITDA* will improve approximately 5% on a sequential basis for each of the remaining quarters of the fiscal year, driven by the Company’s business transformation efforts and a reduction in its operating cost per pound.

First Quarter 2026 Results Conference Call & Webcast

Vestis will host a conference call on Tuesday, February 10, 2026, at 8:30 a.m. Eastern Time to discuss its fiscal first quarter 2026 results.

For a live webcast of the conference call and to access the accompanying investor presentation, please visit the investor relations section of the Company’s website at www.vestis.com.

To participate in the live teleconference:

Unites States Live: 800-267-6316
International Live: 203-518-9783
Access Code: VSTSQ126

A replay of the live event will also be available on the Company’s website shortly after the conclusion of the call.

About Vestis™
Vestis is a leader in the B2B uniform and workplace supplies category. Vestis provides uniform services and workplace supplies to a broad range of North American customers from Fortune 500 companies to locally owned small businesses across a broad set of end sectors. The Company’s comprehensive service offering primarily includes a full-service uniform rental program, floor mats, towels, linens, managed restroom services, first aid supplies, and cleanroom and other specialty garment processing.

________________________________________________________
*A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release.

Investor Contact
Stefan Neely or Bill Seymour
Vallum Advisors
615-844-6248
ir@vestis.com

Media
Danielle Holcomb
470-716-0917
danielle.holcomb@vestis.com

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the securities laws. All statements that reflect our expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to discussions of future operations and financial performance and statements regarding our strategy for growth, future product development, regulatory approvals, competitive position and expenditures. In some cases, forward-looking statements can be identified by words such as “potential,” “outlook,” “guidance,” “anticipate,” “continue,” “estimate,” “expect,” “will,” and “believe,” and other words and terms of similar meaning or the negative versions of such words. Examples of forward-looking statements in this release include, but are not limited to, statements regarding: the potential effects of our comprehensive actions to enhance both our commercial and operational processes, and our expectations regarding our fiscal year 2026 performance outlook. These forward-looking statements are subject to risks and uncertainties that may change at any time, and actual results or outcomes may differ materially from those that we expected. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict including, but not limited to: unfavorable macroeconomic conditions including as a result of government shutdowns, inflationary pressures and higher interest rates; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts, which could result in continued stock volatility and potential future goodwill impairment charges; competition in our industry; our ability to comply with certain financial ratios, tests and covenants in our credit agreement, including the Net Leverage Ratio; our significant indebtedness and ability to meet debt obligations and our reliance on an accounts receivable securitization facility; our ability to successfully execute or achieve the expected benefits of our business transformation and restructuring plan and other measures we may take in the future; increases in fuel and energy costs and other supply chain challenges and disruptions, including as a result of military conflicts in Ukraine and the Middle East; implementation of new or increased tariffs and ongoing changes in U.S. and foreign government trade policies, including potential modifications to existing trade agreements and retaliatory measures by foreign governments; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our support services contracts; a determination by our customers to reduce their outsourcing or use of preferred vendors; the outcome of legal proceedings to which we are or may become subject, including securities litigation claims that could result in significant legal expenses and settlement and damage awards; risks associated with suppliers from whom our products are sourced; challenge of contracts by our customers; currency risks and other risks associated with international operations, including compliance with a broad range of laws and regulations, including the United States Foreign Corrupt Practices Act; increases in labor costs or inability to hire and retain key or sufficient qualified personnel; continued or further unionization of our workforce; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; natural disasters, global calamities, climate change, civil or political unrest, terrorist attacks, pandemics or other public health crises, and other adverse incidents; liability resulting from our participation in multiemployer-defined benefit pension plans; liability associated with noncompliance with applicable law or other governmental regulations; laws and governmental regulations including those relating to the environment, wage and hour and government contracting; unanticipated changes in tax law; new interpretations of or changes in the enforcement of the government regulatory framework; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; stakeholder expectations relating to environmental, social and governance (“ESG”) considerations which may expose us to liabilities and other adverse effects on our business; any failure by Aramark to perform its obligations under the various separation agreements entered into in connection with the separation; and a determination by the IRS that the distribution or certain related transactions are taxable. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the Company’s filings with the Securities and Exchange Commission (“SEC”), including “Item 1A-Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in “Item 1A-Risk Factors” of Part II in subsequently-filed Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures
Vestis reports its financial results in accordance with U.S. GAAP, but in this release and the non-GAAP reconciliations that follow, Vestis also uses the following non-GAAP measures: Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Basic Earnings Per Share (“EPS”), Adjusted Diluted EPS, Free Cash Flow, Adjusted Free Cash Flow, Net Debt, Net Leverage Ratio, Trailing Twelve Months Covenant Adjusted EBITDA, and Adjusted Operating Expenses (presented solely in the calculations of Cost Per Pound and Operating Leverage). Vestis believes that non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measure, provide useful supplemental information to investors. Certain adjustment-based measures exclude items that management believes may not be indicative of or are unrelated to Vestis’ core operating results. Vestis uses these non-GAAP financial measures with U.S. GAAP financial measures and other operating data to assist in the evaluation of its operating performance. Vestis believes that presentation of these measures also helps investors because the measures enable better comparisons of Vestis’ historical results and allow investors to evaluate Vestis’ performance based on the same metrics that Vestis uses to evaluate its performance and trends in its results. However, these measures have limitations as analytical tools and should not be considered in isolation or as a substitute for Vestis’ results as reported under U.S. GAAP. Specifically, you should not consider these measures as alternatives to revenue, operating income, operating expenses, operating income margin, net income, net income margin or net cash provided by operating activities determined in accordance with U.S. GAAP. These non-GAAP financial measures also should not be considered as measures of cash available to Vestis to invest in the growth of Vestis’ business or cash that will be available to Vestis to meet its obligations. Non-GAAP financial measures as presented by Vestis may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations. Reconciliations of non-GAAP financial measures to the most directly comparable U.S. GAAP measures are provided in the tables at the end of this release.

Adjusted EBITDA
Adjusted EBITDA represents net income adjusted for provision for income taxes; interest expense, net; and depreciation and amortization (EBITDA), further adjusted for share-based compensation expense; severance; business transformation costs; separation related charges; securitization fees; loss (gain) on sale of equity investments; third party debt amendment fees; legal reserves and settlements; gains, losses, and other items impacting comparability. Adjusted EBITDA is presented to provide a more meaningful comparison of Vestis’ operating performance by excluding items that management believes are not reflective of ongoing operations or that may obscure trends in the underlying business. Similar adjustments have been recorded in Adjusted EBITDA for earlier periods, and Vestis may record similar types of adjustments in future periods.

Adjusted Net Income (Loss), Adjusted Basic EPS and Adjusted Diluted EPS
Adjusted Net Income (Loss) represents net income (loss) adjusted to exclude items not considered indicative of Vestis’ core ongoing operations, including amortization expense, share-based compensation, severance charges, business transformation costs, separation-related charges, loss (gain) on sale of equity investments; third party debt amendment fees; legal reserves and settlements; gains, losses, and other items impacting comparability. Management believes this measure provides useful supplemental information by facilitating period-over-period comparisons of performance on a consistent basis.

Adjusted Basic EPS and Adjusted Diluted EPS represent Adjusted Net Income (Loss) divided by the weighted-average number of basic and diluted shares outstanding, respectively.

Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents net cash provided by operating activities adjusted for purchases of property and equipment and other items. Free Cash Flow is presented because it reflects the cash generated from operations after capital expenditures necessary to maintain and improve operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as there may be other nondiscretionary cash requirements not reflected in this measure. Adjusted Free Cash Flow represents Free Cash Flow adjusted for cash paid for strategic business transformation initiatives, including transformation-related severance and third-party advisory fees.

Net Leverage Ratio, Net Debt, Covenant Adjusted EBITDA and Trailing Twelve Months Covenant Adjusted EBITDA
Net Leverage Ratio is defined in Vestis’ credit agreement and is calculated as consolidated total indebtedness in excess of unrestricted cash (referred to herein as “Net Debt”), divided by the Trailing Twelve Months Covenant Adjusted EBITDA. Net Debt represents total principal debt outstanding, letters of credit outstanding, and finance lease obligations, less cash and cash equivalents. Covenant Adjusted EBITDA represents Adjusted EBITDA, as further modified by certain items specifically permitted under the credit agreement to assess compliance with its financial covenants. Trailing Twelve Months Covenant Adjusted EBITDA represents Covenant Adjusted EBITDA for the preceding four fiscal quarters. Vestis believes that Net Leverage Ratio and its components are useful to investors because they are indicators of Vestis’ ability to meet its future financial obligations and are measures that are frequently used by investors and creditors.

Cost per Pound and Adjusted Operating Expenses
Cost per Pound represents the cost incurred to process laundry on a per-unit basis and is calculated as Adjusted Operating Expenses, as defined below, divided by the total pounds of laundry processed during the period. Management uses Cost per Pound to assess operating efficiency by evaluating how effectively resources are utilized relative to processing volume.

Adjusted Operating Expenses represent operating expenses as reported under U.S. GAAP, adjusted to exclude depreciation and amortization, share-based compensation expense, severance, business transformation costs, separation-related charges, legal reserves and settlements, and gains, losses, and other items that management believes are not indicative of ongoing operating performance. Adjusted Operating Expenses are presented solely as an input to the calculation of Cost per Pound and are not intended to be a standalone performance measure.

Operating Leverage per Pound (“Operating Leverage”)
Operating Leverage per Pound represents Revenue per Pound less Cost per Pound. Management uses this metric as a supplemental indicator of unit-level profitability trends. The metric helps management assess operational efficiency by evaluating how effectively resources are used relative to volume handled. Operating Leverage is not a measure of profitability calculated in accordance with U.S. GAAP. The most directly comparable U.S. GAAP measure is operating income on an aggregate basis.

Forward Looking Non-GAAP Information
This release includes certain non-GAAP financial measures that are forward-looking in nature, including our expected outlook for fiscal 2026 Adjusted EBITDA and Free Cash Flow. The most directly comparable forward-looking U.S. GAAP measures are net income and net cash provided by operating activities, respectively.

Vestis believes that a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable U.S. GAAP measures cannot be provided without unreasonable efforts. Such reconciliation would require assumptions regarding the timing and likelihood of future events, including acquisitions and divestitures, restructurings, asset impairments, and other items that are difficult to predict and are outside of Vestis’ control.

Accordingly, the most directly comparable forward-looking U.S. GAAP measures are not provided. Actual results may differ materially from these forward-looking non-GAAP measures.

Operational Metrics and Definitions
In addition to the non-GAAP financial measures described above, Vestis uses certain operational metrics to evaluate business performance, monitor trends, and support internal decision-making. These operational metrics are derived using a combination of U.S. GAAP financial information and operational data and are not themselves measures defined under U.S. GAAP. Accordingly, these metrics should be considered supplemental to, and not a substitute for, financial measures prepared in accordance with U.S. GAAP.

Management believes these operational metrics provide useful context for understanding changes in Vestis’ operating performance, pricing discipline, and cost efficiency. However, these metrics may not be comparable to similarly titled measures used by other companies, as definitions and calculation methodologies may differ.

Revenue per Pound
Revenue per pound represents consolidated total revenue as reported in accordance with U.S. GAAP divided by total pounds of laundry processed for the period. Revenue per Pound uses U.S. GAAP revenue and does not reflect any adjustments. Management believes this metric provides useful insight into pricing and product mix relative to processing volume.

Pounds Processed
Pounds of laundry processed represents an operational measure derived from internal systems and management estimates and may involve judgment in its determination. Management believes the methodology used is reasonable and applied consistently from period to period.

VESTIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 2, 2026	December 27, 2024
Revenue	$663,388	$683,780
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization)	492,217	495,260
Depreciation and amortization	34,341	36,936
Selling, general and administrative expenses	120,252	121,185
Total Operating Expenses	646,810	653,381
Operating Income (Loss)	16,578	30,399
Loss (Gain) on Sale of Equity Investment	—	2,150
Interest Expense, net	22,191	23,097
Other Expense (Income), net	2,946	3,612
Income (Loss) Before Income Taxes	(8,559)	1,540
Provision (Benefit) for Income Taxes	(2,168)	708
Net Income (Loss)	$(6,391)	$832

Weighted Average Shares Outstanding:
Basic	131,904	131,590
Diluted	131,904	132,115
Earnings (Loss) per share:
Basic	$(0.05)	$0.01
Diluted	$(0.05)	$0.01

VESTIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	January 2, 2026	October 3, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$41,547	$29,748
Receivables (net of allowances: $35,161 and $32,677, respectively)	152,985	162,295
Inventories, net	169,097	179,020
Rental merchandise in service, net	404,329	405,625
Other current assets	85,105	73,343
Total current assets	853,063	850,031
Property and Equipment, at cost:
Land, buildings and improvements	558,588	565,677
Equipment	1,173,716	1,172,877
	1,732,304	1,738,554
Less - Accumulated depreciation	(1,084,181)	(1,075,092)
Total property and equipment, net	648,123	663,462
Goodwill	962,779	961,732
Other Intangible Assets, net	182,423	188,837
Operating Lease Right-of-use Assets	84,788	85,108
Other Assets	152,845	157,730
Total Assets	$2,884,021	$2,906,900
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of financing lease obligations	35,352	35,234
Current operating lease liabilities	19,955	20,189
Accounts payable	147,851	158,362
Accrued payroll and related expenses	89,670	93,897
Accrued expenses and other current liabilities	99,395	101,282
Total current liabilities	392,223	408,964
Long-Term Borrowings	1,148,793	1,155,143
Noncurrent Financing Lease Obligations	127,386	131,071
Noncurrent Operating Lease Liabilities	76,161	77,032
Deferred Income Taxes	181,879	177,337
Other Noncurrent Liabilities	93,151	91,709
Total Liabilities	2,019,593	2,041,256
Commitments and Contingencies
Equity:
Common stock, par value $0.01 per share, 350,000,000 authorized, 131,974,473 and 131,859,470 issued and outstanding as of January 02, 2026 and October 03, 2025 ,respectively.	1,320	1,319
Additional paid-in capital	939,533	937,531
(Accumulated deficit) retained earnings	(53,270)	(46,879)
Accumulated other comprehensive loss	(23,155)	(26,327)
Total Equity	864,428	865,644
Total Liabilities and Equity	$2,884,021	$2,906,900

VESTIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three months ended
	January 2, 2026	December 27, 2024
Cash flows from operating activities:
Net Income (Loss)	$(6,391)	$832
Adjustments to reconcile Net Income (Loss) to Net cash provided by operating activities:
Depreciation and amortization	34,341	36,936
Deferred income taxes	4,170	(3,279)
Share-based compensation expense	2,343	5,180
Loss on sale of equity investment, net	—	2,150
Asset write-down	460	—
(Gain) Loss on disposals of property and equipment	(265)	—
Amortization of debt issuance costs	940	846
Changes in operating assets and liabilities:
Receivables, net	9,815	(12,321)
Inventories, net	10,105	(4,992)
Rental merchandise in service, net	1,851	(1,321)
Other current assets	(9,767)	(17,850)
Accounts payable	(7,253)	2,773
Accrued expenses and other current liabilities	721	2,531
Changes in other noncurrent liabilities	(5,709)	(6,708)
Changes in other assets	2,233	178
Other operating activities	93	(1,175)
Net cash provided by operating activities	37,687	3,780
Cash flows from investing activities:
Purchases of property and equipment and other	(9,386)	(14,732)
Proceeds from disposals of property and equipment	265	344
Proceeds from sale of equity investment	—	36,792
Other investing activities	—	(4,550)
Net cash provided by (used in) investing activities	(9,121)	17,854
Cash flows from financing activities:
Proceeds from long-term borrowings	48,000	—
Payments of long-term borrowings	(55,000)	(20,000)
Payments of financing lease obligations	(9,186)	(8,303)
Dividend payments	—	(4,601)
Other financing activities	(342)	(1,706)
Net cash provided by (used in) financing activities	(16,528)	(34,610)
Effect of foreign exchange rates on cash and cash equivalents	(239)	530
Increase (decrease) in cash and cash equivalents	11,799	(12,446)
Cash and cash equivalents, beginning of period	29,748	31,010
Cash and cash equivalents, end of period	$41,547	$18,564

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(In thousands)

	Consolidated		Consolidated		Consolidated
	Three Months Ended		Trailing Twelve Months Ended		Three Months Ended
	January 2,	December 27,	January 2,	October 3,	October 3,
	2026	2024	2026	2025	2025
Net Income (Loss)	$(6,391)	$832	$(47,446)	$(40,223)	$(12,549)
Adjustments:
Depreciation and Amortization	34,341	36,936	140,422	143,017	35,343
Provision (Benefit) for Income Taxes	(2,168)	708	(6,959)	(4,083)	1,644
Interest Expense	22,191	23,097	91,358	92,264	24,343
Share-Based Compensation	2,343	5,180	8,728	11,565	556
Severance (1)	5,452	4,393	19,695	18,636	6,309
Transformation Costs (1)	7,811	—	7,811	—	—
Separation Related Charges (2)	1,364	4,619	10,324	13,579	3,309
Securitization Fees	2,960	3,532	12,983	13,555	3,495
Loss (Gain) on Sale of Equity Investment	—	2,150	759	2,909	709
Third Party Debt Amendment Charges	—	—	1,530	1,530	—
Legal Reserves and Settlements	2,413	1,357	3,588	2,532	(668)
Gains, Losses and Other(3)	66	(1,603)	3,813	2,144	2,165
Adjusted EBITDA (Non-GAAP)	$70,382	$81,201	$246,606	$257,425	$64,656
Covenant Related Adjustments(4)	—	—	20,400	20,400	3,600
Covenant Adjusted EBITDA (Non-GAAP)	$70,382	$81,201	$267,006	$277,825	$68,256

Revenue	$663,388	$683,780	$2,714,447	$2,734,839	$712,011
Net Income (Loss) as a percentage of sales	(1.0)%	0.1%	(1.7)%	(1.5)%	(1.8)%
Adjusted EBITDA Margin (Non-GAAP)	10.6%	11.9%	9.1%	9.4%	9.1%
Covenant Adjusted EBITDA Margin (Non-GAAP)	10.6%	11.9%	9.8%	10.2%	9.6%

(1) Please refer to Note 2. Transformation, Restructuring and Severance, in the Company’s Form 10-Q for the quarter ended January 2, 2026.

(2) Separation Related Charges include third-party expenses incurred in connection with the Company’s separation from Aramark on September 30, 2023, and the establishment of stand-alone public company operations. These costs primarily consist of rebranding initiatives, development of stand-alone technology infrastructure, and professional services.

(3) Other includes certain costs or income items that are not individually material and do not relate to core business activities.

[(4) Includes a $15 million bad debt expense adjustment to EBITDA in the fiscal quarter ended March 28, 2025, an adjustment of $1.8 million for the quarter ended June 27, 2025 related to a write-off of merchandise-in-service and a $3.6 million environmental reserve adjustment for the quarter ended October 3, 2025. These adjustments are solely for the purpose of determining compliance with the financial covenants in the Company’s credit agreement.

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except per share amounts)

	Consolidated
	Three Months Ended
	January 2,	December 27,
	2026	2024
Net Income (Loss)	$(6,391)	$832
Adjustments:
Amortization Expense	6,693	6,766
Share-Based Compensation	2,343	5,180
Severance	5,452	4,393
Transformation Costs	7,811	—
Separation Related Charges	1,364	4,619
Legal Reserves and Settlements	2,413	1,357
Gains, Losses and Other(1)	66	(1,603)
Loss on Sale of Equity Investment	—	2,150
Tax Impact of Reconciling Items Above	(6,622)	(5,545)
Adjusted Net Income (Loss) (Non-GAAP)	$13,129	$18,149

Basic weighted-average shares outstanding	131,904	131,590
Diluted weighted-average shares outstanding for ANI	132,678	132,115
Basic (Loss) Earnings Per Share	$(0.05)	$0.01
Diluted (Loss) Earnings Per Share	$(0.05)	$0.01
Adjusted Basic (Loss) Earnings Per Share	$0.10	$0.14
Adjusted Diluted (Loss) Earnings Per Share	$0.10	$0.14
(1) Other includes certain costs or income items that are not individually material and do not relate to core business activities

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES AND SELECTED SUPPLEMENTARY DATA
FREE CASH FLOW, NET DEBT, NET LEVERAGE RATIO, ADJUSTED OPERATING EXPENSES
(In thousands)

	Three months ended
	January 2, 2026	December 27, 2024
Net cash provided by operating activities	$37,687	$3,780
Purchases of property and equipment and other	(9,386)	(14,732)
Free Cash Flow (Non-GAAP)	$28,301	$(10,952)
Cash paid for Transformation Costs	8,996	—
Cash paid for severance	5,626	$—
Adjusted Free Cash Flow (Non-GAAP)	$42,923	$(10,952)

	As of
	January 2, 2026	October 3, 2025
Total principal debt outstanding	$1,161,500	$1,168,500
Letters of credit outstanding	5,818	5,818
Finance lease obligations	162,738	166,305
Less: Cash and cash equivalents	(41,547)	(29,748)
Net Debt (Non-GAAP)	$1,288,509	$1,310,875
Trailing Twelve Months Adjusted EBITDA (Non-GAAP)	$246,606	$257,425
Covenant Related Adjustments (1)	20,400	20,400
Trailing Twelve Months Covenant Adjusted EBITDA (Non-GAAP)	$267,006	$277,825
Net Leverage Ratio (Non-GAAP) (1)	4.83	4.72
(1) Includes a $15 million bad debt expense adjustment to EBITDA in the fiscal quarter ended March 28, 2025 and an adjustment of $1.8 million for the quarter ended June 27, 2025 related to a write-off of merchandise-in-service. These adjustments are solely for the purposes of determining compliance with the financial covenants in the Company’s credit agreement.

	Three months ended
	January 2, 2026	December 27, 2024
Operating Expenses	$646,810	$653,381
Depreciation and Amortization	(34,341)	(36,936)
Share-Based Compensation	(2,343)	(5,180)
Severance	(5,452)	(4,393)
Transformation Costs	(7,811)	—
Separation Related Charges	(1,364)	(4,619)
Legal Reserves and Settlements	(2,413)	(1,357)
Gains, Losses and Other	(66)	1,603
Adjusted Operating Expenses (Non-GAAP)	$593,020	$602,499

Revenue	663,388	683,780
Adjusted Operating Expenses Margin (Non-GAAP)	89.4%	88.1%

As of
January 2, 2026
Excess availability on revolving credit facility (1)	$275,182
Cash on Hand	41,547
Total Liquidity	$316,729
1) Excess availability on the revolving credit facility represents total availability of $300 million less borrowings on the revolving credit facility of $19.0 million less letters of credit outstanding of $5.8 million.